EXHIBIT 3
CONSENT OF INDEPENDENT AUDITORS
We consent to the use of our audit report dated 23 February 2007 to the Minister of Human Resources and Social Development on the consolidated balance sheet of Canada Mortgage and Housing Corporation as at 31 December 2006 and the consolidated statements of income, retained earnings and cash flows for the year then ended included in Canada Mortgage and Housing Corporation’s annual report attached to Form 18-K filed pursuant to the Securities Exchange Act of 1934 and to the incorporation by reference of such report in the Registration Statement of Canada Mortgage and Housing Corporation on file with the U.S. Securities and Exchange Commission.

/s/ Ronald C. Thompson, FCA Assistant Auditor General for the Auditor General of Canada	/s/ Ernst & Young LLP Chartered Accountants Licensed Public Accountants
Ottawa, Canada
15 May 2007